Exhibit (d)(14)(ii)

Appendix A

Dated January 18, 2017, as amended March 6, 2019

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets)
Destinations Small-Mid Cap Equity Fund	Small Cap Value	[REDACTED]
Destinations Multi Strategy Alternatives Fund	Relative Value Credit	[REDACTED]

THE ADVISER:

BRINKER CAPITAL, INC.

By:	/s/ Jason B. Moore
Name:	Jason B. Moore
Title:	Chief Administrative Officer

THE SUB-ADVISER:

LMCG INVESTMENTS, LLC

By:	/s/ Joseph F. Tower III
Name:	Joseph F. Tower III
Title:	COO & CCO